UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2008

HIGHWATER ETHANOL, LLC

(Exact name of small business issuer as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 S. Main Street, PO Box 96 Lamberton, MN 56152
(Address of principal executive offices)

(507) 752-6160
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2008, Highwater Ethanol, LLC (“Highwater”) entered into a natural gas service agreement (the “Agreement”) with CenterPoint Energy Resources Corp., d.b.a. CenterPoint Energy Minnesota Gas (“CenterPoint Energy”), effective as of June 26, 2008.  CenterPoint will construct a pipeline from the Northern Natural Gas Company (“Northern”) Town Border Station for Highwater (“Highwater TBS”) terminating at Highwater’s selected location.  Construction shall be completed by the later of April 1, 2009 or within 15 days of Northern’s completion of the Highwater TBS.

Highwater will be responsible for owning and operating any natural gas service pipeline from the Delivery Point to the Highwater facility.  All of Highwater’s natural gas requirements will be delivered through CenterPoint Energy’s pipeline.  For all natural gas volumes delivered on the pipeline, Highwater agrees to pay discounted delivery charges per DekaTherm (“DT”) pursuant to the Agreement.

Highwater agrees to purchase annual minimum volumes under applicable tariffs during each contract year through the term of the Agreement.  In the event Highwater does not purchase the minimum volume from CenterPoint Energy, Highwater shall pay to CenterPoint Energy the difference between its actual delivery volume for this period and the minimum volume multiplied by the applicable rate.

CenterPoint Energy will acquire, and subsequently release to Highwater, a Firm Interstate Pipeline Capacity Agreement.  Highwater shall obtain credit approval by July 15, 2008 to be able to accept the permanent release of the Capacity Agreement, at the rates and terms negotiated by CenterPoint Energy.  The credit approval requires a cash deposit.  Additionally, Highwater shall provide a cash security deposit to CenterPoint Energy, which shall be refunded upon Highwater’s acceptance of the permanent release of the Capacity Agreement.

The Agreement is effective June 26, 2008, and the initial term will continue until October 31, 2019.  Highwater may extend the term for an additional five years, providing twelve months prior written notice to CenterPoint Energy.  Thereafter, this Agreement shall automatically renew and continue in force for consecutive one year periods, upon the same terms and conditions, until terminated by either party providing written notice to the other party not less than one year prior to the beginning of any contract year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

July 3, 2008	/s/ Brian Kletscher
Date	Brian Kletscher, Chairman of the Board of Governors